To Whom It May Concern:

I, William L. Mansfield, hereby appoint Sheri H. Edison and Scott B. Ullem, each and individually, my true and lawful attorney-in-fact, for and in my name, place and stead, with full power of substitution, to sign on my behalf any and all Forms 3, 4 and 5 for the submission of such forms to the Securities and Exchange Commission, and to take any and all actions necessary or advisable to file such Forms with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed on the 24th day of April 2012.


/s/ William L. Mansfield
William L. Mansfield




Signed or attested before me on the 24th day of April 2012 by William L. Mansfield.


/s/ J. Steven Cockerham
Notary Public

J. Steven Cockerham, Notary Public
State of South Carolina
My Commission Expires January 23, 2014